EXHIBIT 99.1

Contact:   Scott Lamb
Vice President, Investor Relations
 (713) 513-3344

CAMERON ANNOUNCES RESULTS FOR FIRST QUARTER OF 2015

•	$0.91 fully diluted earnings per share excluding income from discontinued operations, asset impairment charges and other costs
•	Strong execution and cost control drive quarterly results
•	Subsea orders up compared to year-ago quarter and compared to Q4 of 2014

HOUSTON, April 23,  2015 -- Cameron (NYSE: CAM) today reported fully diluted earnings per share, excluding income from discontinued operations, asset impairment charges and other costs, of  $0.91 for the first quarter of 2015, compared to $0.70 for the same period of 2014.

Results for the first quarter of 2015 included income from discontinued operations of $429 million, or $2.22 per share, primarily associated with a gain on the previously announced sale of the Company’s Centrifugal Compression business; $538 million, or $2.79 per share, of asset impairment charges, primarily related to the impairment of goodwill in the Company’s Process Systems business; and $18 million, or $0.09 per share, of other costs for restructuring costs and mark-to-market impact on currency derivatives.  On a GAAP basis, the Company’s fully diluted earnings per share were $0.25 for the first quarter of 2015, as compared to $0.51 for the first quarter of 2014.

Commenting on the Company’s performance in the first quarter of 2015 relative to the year-ago period, Chairman and Chief Executive Officer Jack B. Moore, said, “Excluding the impact of the items cited above, Cameron delivered strong earnings, driven by sharp increases in operating income in our Subsea and Drilling segments as those businesses continued to successfully execute on their backlogs. Also contributing to the improvement in the Company’s results was the ongoing fundamental change in our cost structure, which resulted in a significant decline in SG&A expense.  Operating income in our Surface segment remained relatively unchanged as cost reduction efforts and excellent execution mitigated the decline in orders for the segment’s shorter-cycle business. Operating income in our Valves and Measurement segment was down considerably, reflecting the impact of weak orders in 2014 and the de-stocking of distributor inventories.”

The company’s effective tax rate for the quarter was 23.5%, excluding the impact of the gain and the asset impairment charges.

Orders and Backlog
Cameron’s new orders and backlog for the first quarter of 2015 declined sequentially and as compared to the year-ago period, reflecting reduced activity levels across the industry.   “Nevertheless,” said Moore, “orders in our Subsea segment were 30% above the year-ago quarter and 8% above the fourth quarter of 2014 due in part to the booking of a sizable subsea systems order for a BP development offshore Egypt.”

Cash Flow from Operations and Capital Program
Despite the customary increase in working capital during the first quarter, the Company ended the quarter with cash and short-term investments totaling $1.7 billion and a net debt to total capital ratio of 14%.

Cameron’s capital expenditures totaled $89 million in the first quarter of 2015, as compared to $105 million in the first quarter of 2014.

Share Repurchase Activity Continued
The Company acquired almost 4 million shares during the first quarter of 2015. Fully diluted shares outstanding at the end of the first quarter amounted to approximately 192 million.  As of the end of the first quarter of 2015, $298 million remained available under the Company’s existing share purchase authorization.

2015 Outlook
Moore said, “Cameron executed well over the first three months of the year, and that helped to offset the seasonal first-quarter weakness that we had expected.  Additionally, we saw accelerated benefits from our efforts to lower our fundamental cost structure and improve operational efficiency.  Even so, for the balance of the year, the cyclical downturn represents an increasing headwind relative to that experienced in the first quarter.”

Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil and gas industries.

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Website: www.c-a-m.com

In addition to the historical data contained herein, this document includes forward-looking statements regarding anticipated revenues, operating income and earnings of the Company for 2015, as well as expectations regarding improved execution and cost reduction efforts, made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

The Company’s actual results may differ materially from those described in forward-looking statements.  Such statements are based on current expectations of the Company’s performance and are subject to a variety of factors, some of which are not under the control of the Company, which can affect the Company’s results of operations, liquidity or financial condition.  Such factors may include overall demand for, and pricing of, the Company’s products, particularly as affected by North American activity; the size and timing of orders; the Company’s ability to successfully execute the large subsea and drilling systems projects it has been awarded; the possibility of cancellations of orders; the Company’s ability to convert backlog into revenues on a timely and profitable basis; the impact of acquisitions the Company has made or may make; changes in the price of (and demand for) oil and gas in both domestic and international markets; raw material costs and availability; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; and variations in global economic activity.  In particular, current and projected oil and gas prices historically have generally directly affected customers’ spending levels and their related purchases of the Company’s products and services.  Additionally, changes in oil and gas price expectations may impact the Company’s financial results due to changes it may make in its cost structure, staffing or spending levels.

Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance.  Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

Cameron
Unaudited Consolidated Condensed Results of Operations
($ and shares in millions except per share data)

	Three Months Ended March 31,
	2015	2014

Revenues	$2,273	$2,329

Costs and Expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	1,608	1,690
Selling and administrative expenses	286	318
Depreciation and amortization	89	85
Interest, net	38	32
Asset impairment charges	553	40
Other costs	24	9
Total costs and expenses	2,598	2,174

Income (loss) from continuing operations before income taxes	(325)	155
Income tax provision	(53)	(45)
Income (loss) from continuing operations	(378)	110
Income from discontinued operations, net of income taxes	429	5
Net income	51	115
Less: Net income attributable to noncontrolling interests	2	4
Net income attributable to Cameron stockholders	$49	$111

Amounts attributable to Cameron stockholders:
Income (loss) from continuing operations	$(380)	$106
Income from discontinued operations	429	5
Net income attributable to Cameron stockholders	$49	$111
Earnings (loss) per common share attributable to Cameron stockholders:
Basic-
Continuing operations	$(1.97)	$0.49
Discontinued operations	2.22	0.02
Basic earnings per share	$0.25	$0.51

Diluted-
Continuing operations	$(1.97)	$0.49
Discontinued operations	2.22	0.02
Diluted earnings per share	$0.25	$0.51
Shares used in computing earnings per common share:
Basic	193	215
Diluted	193	216

Cameron
Consolidated Condensed Balance Sheets
($ millions)

	March 31, 2015	December 31, 2014
	(unaudited)
Assets:
Cash and cash equivalents	$1,322	$1,513
Short-term investments	424	113
Receivables, net	2,178	2,389
Inventories, net	2,930	2,929
Other current assets	397	391
Assets of discontinued operations	–	217
Total current assets	7,251	7,552

Plant and equipment, net	1,830	1,964
Goodwill	1,858	2,461
Intangibles, net	679	728
Other assets	187	187
Total Assets	$11,805	$12,892

Liabilities and Stockholders’ Equity:
Short-term debt	$31	$263
Accounts payable and accrued liabilities	3,194	3,748
Accrued income taxes	393	168
Liabilities of discontinued operations	–	90
Total current liabilities	3,618	4,269

Long-term debt	2,813	2,819
Deferred income taxes	179	193
Other long-term liabilities	166	167
Total liabilities	6,776	7,448

Stockholders’ Equity:
Common stock, par value $.01 per share, 400,000,000 shares authorized, 263,111,472 shares issued at March 31, 2015 and December 31, 2014	3	3
Capital in excess of par value	3,234	3,255
Retained earnings	5,680	5,631
Accumulated other elements of comprehensive income (loss)	(765)	(540)
Less: Treasury stock, 71,543,192 shares at March 31, 2015 (68,139,027 shares at December 31, 2014)	(3,949)	(3,794)
Total Cameron stockholders’ equity	4,203	4,555
Noncontrolling interests	826	889
Total equity	5,029	5,444

Total Liabilities and Stockholders’ Equity	$11,805	$12,892

Cameron
Unaudited Consolidated Condensed Statements of Cash Flows
($ millions)

	Three Months Ended March 31,
	2015	2014

Cash flows from operating activities:
Net income	$51	$115
Adjustments to reconcile net income to net cash used for operating activities:
Asset impairment charges	553	40
Pre-tax gain on sale of Centrifugal Compression business	(680)	–
Depreciation	75	68
Amortization	14	19
Non-cash stock compensation expense	10	14
Deferred income taxes and tax benefit of stock compensation plan transactions	(2)	(16)
Changes in assets and liabilities, net of translation and non-cash items:
Receivables	147	(60)
Inventories	(105)	(175)
Accounts payable and accrued liabilities	(471)	(213)
Other assets and liabilities, net	215	34
Net cash used for operating activities	(193)	(174)
Cash flows from investing activities:
Pre-tax net proceeds received from sale of Centrifugal Compression business	831	–
Proceeds from sales and maturities of short-term investments	122	5
Purchases of short-term investments	(433)	(5)
Capital expenditures	(89)	(105)
Proceeds from sales of plant and equipment	6	6
Net cash provided by (used for) investing activities	437	(99)
Cash flows from financing activities:
Short-term loan borrowings (repayments), net	(201)	330
Purchase of treasury stock	(182)	(902)
Proceeds from stock option exercises, net of tax payments from stock compensation plan transactions	(8)	9
Excess tax benefits from stock compensation plan transactions	1	2
Principal payments on capital leases	(6)	(3)
Net cash used for financing activities	(396)	(564)
Effect of translation on cash	(39)	(4)
Decrease in cash and cash equivalents	(191)	(841)
Cash and cash equivalents, beginning of period	1,513	1,813
Cash and cash equivalents, end of period	$1,322	$972

Cameron
Unaudited Supplemental Segment Financial Data
 ($ millions)

	Three Months Ended March 31,
	2015	2014

Revenues:
Subsea	$631	$681
Surface	543	538
Drilling	726	667
Valves and Measurement (V&M)	428	500
Elimination of intersegment revenues	(55)	(57)
Consolidated revenues	$2,273	$2,329

Segment operating income before interest and income taxes:
Subsea	$57	$29
Surface	92	91
Drilling	135	67
V&M	45	98
Elimination of intersegment earnings	(16)	(12)
Segment operating income before interest and income taxes	313	273

Corporate Items:
Corporate expense	(23)	(37)
Interest, net	(38)	(32)
Goodwill impairment and other costs	(577)	(49)
Consolidated income (loss) from continuing operations before income taxes	$(325)	$155

Orders:
Subsea	$560	$430
Surface	450	635
Drilling	267	817
V&M	388	536
Consolidated orders	$1,665	$2,418

Backlog (at end of period):	March 31, 2015	December 31, 2014	March 31, 2014
Subsea	$4,101	$4,263	$4,805
Surface	1,009	1,025	1,063
Drilling	2,864	3,327	4,050
V&M	810	921	1,057
Consolidated backlog	$8,784	$9,536	$10,975

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions, except per share amounts)

	Three Months Ended March 31, 2015
	After Tax	EPS
Net loss attributable to Cameron from continuing operations	$(380)	$(1.97)
Adjustments:
Asset impairment charges (1)	538
Mark-to-market impact on currency derivatives not designated as accounting hedges(2)	9
Restructuring and other net costs(2)	9
Net income attributable to Cameron, excluding charges	$176	$0.91	(3)

(1)	Majority is non-deductible for tax purposes
(2)	Individual adjustment assumes a 23.5% effective tax rate
(3)	Based on approximately 194 million shares

	Three Months Ended March 31, 2014
	After Tax	Diluted EPS(2)
Net income attributable to Cameron from continuing operations	$106	$0.49
Adjustments:
Impairment of goodwill(1)	40
Acquisition, restructuring and other costs	6
Net income attributable to Cameron, excluding charges	$152	$0.70

(1)	Adjustment is non-deductible for tax purposes
(2)	Based on 216 million diluted shares